Exhibit 99.3
Conformed Copy
CONFIRMATION LETTER FROM TELENOR ASA
This confirmation letter (the “Confirmation Letter”) is provided on the 7th day of October 2011 in relation to a guarantee agreement entered into on the 22nd day of July 2011 (the “Guarantee”) (attached hereto as Appendix A) between:
(i)	Telenor ASA, a company incorporated under the laws of Norway with its registered office at Snarøyveien 30, N-1331 Fornebu, Norway (the “Guarantor”); and

(ii)	J.P. Morgan Securities Ltd., a company incorporated under the laws of England with its registered office at 125 London Wall, London EC2Y 5AJ, United Kingdom (the “Beneficiary”).
WHEREAS:
A.	Telenor East Holding II AS (the “Principal”) entered into the Transaction with the Beneficiary as described in Whereas A. of the Guarantee; and

B.	The Principal and the Beneficiary have, by entering into the agreement dated 07 October 2011 (the “Amendment Agreement”), agreed to supplement and amend the terms and conditions of the Transaction (the “Amended Transaction”).
NOW THEREFORE, the Guarantor unconditionally and irrevocably represents, warrants, accepts, agrees and confirms in favor of the Beneficiary as follows:
1.	The capitalized terms in this Confirmation Letter shall have the same meaning as defined in the Guarantee unless otherwise stated herein.

2.	The Guarantor hereby unconditionally and irrevocably warrants and represents that (i) the Amended Transaction is in accordance and compliance with the authorizing resolutions set forth by the Guarantor’s board of directors in a meeting held on July 20, 2011 (the “Authorizing Resolution”); and (ii) that there have been no amendments to the Authorizing Resolution as compared to the certification provided in the Secretary’s Certificate executed by the Guarantor’s Corporate Secretary on July 21, 2011 (attached hereto as Appendix B), and that the same is in full force and effect on the date hereof.

3.	The Amended Transaction, as amended by the Amendment Agreement, is guaranteed by the Guarantor, forms a part of the Guaranteed Obligations and is covered in its entirety by the Guarantor’s obligations and undertakings under the terms and conditions of the Guarantee.

4.	All references in the Guarantee to the Agreement shall be deemed to be references to the Amended Agreement and all references to the Transaction shall be deemed to be references to the Amended Transaction as the same may further be amended, supplemented or restated from time to time.

5.	The provisions of the Guarantee shall, save as amended and restated by this Confirmation Letter, continue in full force and effect.

6.	Clause 11 of the Guarantee shall be incorporated into this Confirmation Letter as if set out in full in this Confirmation Letter and as if references to “this Guarantee” refer to this Confirmation Letter.
IN WITNESS WHEREOF, the Guarantor has executed this Confirmation Letter as of the date first above written.

/s/ Jon Fredrik Baksaas
Telenor ASA, as Guarantor
Name:	Jon Fredrik Baksaas
Title:	President and CEO